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                                                            Hollywood Park, Inc.
                                                                    Exhibit 23.1
                                                               to Form 10-K 1997

                   Consent of Independent Public Accountants


We consent to the incorporation by reference in the registration statement of Form S-8 with respect to the registration of shares issued (i) upon exercise of options granted pursuant to the 1996 Stock Option Plan of Hollywood Park, Inc. and (ii) upon the exercise of options to purchase an aggregate of 20,000 shares of Common Stock granted to certain directors of Hollywood Park, Inc. of our report dated February 27, 1998 on the consolidated balance sheets of Hollywood Park, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the three years ended December 31, 1997, which report appears in the Annual Report on Form 10-K of Hollywood Park, Inc. for the fiscal year ended December 31, 1997.

We further consent to the incorporation by reference in the registration statement on Form S-8, with respect to the registration of shares issued upon exercise of options granted pursuant to the 1990 Stock Option Plan and the 1992 Director Option Plan of Boomtown, Inc. of our report dated February 27, 1998 on the consolidated balance sheets of Hollywood Park, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the three years ended December 31, 1997, which report appears in the Annual Report on Form 10-K of Hollywood Park, Inc. for the fiscal year ended December 31, 1997.

                                                             ARTHUR ANDERSEN LLP

Los Angeles, California
March 26, 1998